Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI
4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-24

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI SIGNS LETTER OF INTENT TO ACQUIRE CHARLES HOLSTON, INC.

Acquisition will Expand Environmental Services; Offers Synergies Through Consolidation of Equipment,

Services and Facilities; Continued Expansion into Rocky Mountains;

Acquisition Expected to be Immediately Accretive to Earnings

CARENCRO, LA – NOVEMBER 28, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the execution of a non-binding letter of intent to acquire Charles Holston, Inc. (“CHI”) for $23 million in cash and promissory notes. OMNI said it expects CHI’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) will reach $5 million on revenues of $28 million for the year ending December 31, 2006. CHI has recently been awarded a long-term rental contract to provide certain rental equipment to an independent oil and gas company operating in the Rocky Mountain region of the United States. OMNI said it believes the successful integration of this contract with OMNI’s recently announced expansion into this same Rocky Mountain region could add as much as $1 million to CHI’s EBITDA. Additionally, under the terms of the non-binding letter of intent, CHI has agreed to maintain certain agreed upon levels of excess working capital until closing. At the time of execution of the non-binding letter of intent, these excess working capital levels topped $5 million. Completion of the acquisition is subject to negotiation and execution of a definitive stock purchase agreement with terms acceptable to both parties, completion of due diligence satisfactory to OMNI, and the approval of the transaction by the Board of Directors of both OMNI and CHI, the shareholders of CHI and OMNI’s lending institutions. Closing is expected during the first quarter of 2007.

Founded in 1981, CHI provides a full range of environmental services including transportation of non-hazardous byproducts, such as salt water and spent drilling fluids; NORM surveys, cleaning and waste disposal; tank degassing and demolition; rig pit cleaning; oilfield waste disposal; hydro blasting; dockside and offshore cleaning; and, offshore sandblasting and painting. Additionally, CHI offers a wide variety of rental equipment including frac tanks, gas buster tanks, generators, lighting systems and roll-off containers.

CHI has approximately 250 employees and has corporate offices in Jennings, Louisiana; dockside facilities in Cameron and Fourchon, Louisiana; and well-site disposal facilities in Richard and Gueydan, Louisiana. CHI’s expansion into the Rocky Mountain region of the United States is expected to be completed during the first quarter of 2007 and, upon completion of the acquisition, is expected to be integrated with OMNI’s recently announced expansion into this same area.

Commenting on the proposed acquisition of CHI, James C. Eckert, OMNI’s Chief Executive Officer, said “The proposed acquisition of CHI is an exciting continuation of OMNI’s execution of its business model to facilitate expansion of its core businesses through a combination of organic growth and strategic acquisitions. This proposed acquisition of CHI will complement the services and equipment offered by Trussco, our environmental unit, and Preheat, our oilfield equipment rental unit. The proposed acquisition will also extend the services we provide our customers with the addition of transporting non-hazardous oilfield waste and offshore sandblasting and painting.”

“We believe the proposed acquisition of CHI will be immediately accretive to earnings, offer us further organic and strategic growth opportunities, and afford us synergies through consolidation of facilities and services. The CHI acquisition also brings an excellent management team with a well-seasoned employee base. We also believe the anticipated integration of CHI with our core environmental cleaning and equipment rental business units will continue to position each business segment with further growth and expansion opportunities. The continuing execution of OMNI’s business model to grow through a well orchestrated combination of organic growth and carefully planned acquisitions and integration should continue to translate into increased shareholder value,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to negotiate and execute a definitive purchase agreement and ultimately complete the proposed acquisition referenced herein, the ability to integrate successfully the proposed acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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